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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
 ------------------------------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 16, 2003

                               ENZO BIOCHEM, INC.
               (Exact Name of Registrant as Specified in Charter)

         New York                 1-9974                         13-2866202
(State or Other Jurisdiction of   (Commission File Number)   (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

60 Executive Boulevard, Farmingdale, New York                      11735
(Address of  Principal Executive Offices)                        (Zip Code)

       Registrant's telephone number, including area code: (631) 755-5500

                                 Not Applicable
          (Former name or former address, if changed since last report)
------------------------------------------------------------------------------


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

         Exhibit         Description
         -------         -----------

            99.1 Registrant's press release dated June 16, 2003 announcing operating results for the quarter and nine months ended April 30, 2003.*


* Furnished herewith.

Item 9. Regulation FD Disclosure.

      In accordance with SEC Release No. 33-8216, the following information, which is intended to be furnished under "Item 12. Results of Operations and Financial Condition," is instead being furnished under "Item 9. Regulation FD Disclosure." Such information shall not be deemed "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

      On June 16, 2003, the Registrant issued a press release announcing its operating results for the quarter and nine months ended April 30, 2003. The entirety of the press release attached as Exhibit 99.1 hereto is not filed but is furnished pursuant to Item 12 of Form 8-K.

Item 12.  Results of Operations and Financial Condition.

This Form 8-K furnishes information required under Item 12 of Form 8-K. See Item 9 above.


                                       2
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2003                         Enzo Biochem, Inc.

                                            By:   /s/ Barry Weiner
                                               ---------------------------------
                                               Name:  Barry Weiner
                                               Title: Chief Financial Officer


                                       3
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                                  EXHIBIT INDEX

         Exhibit        Description
         -------        -----------

            99.1 Registrant's press release dated June 16, 2003 announcing operating results for the quarter and nine months ended April 30, 2003.*

* Furnished herewith.



                                       4
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[ENZO LOGO]                                                   news
                                                              release
                                                              --------
                                                              Enzo Biochem, Inc.
                                                              527 Madison Avenue
                                                              New York, NY 10022
For Immediate Release
Contact:Steve Anreder
           (212) 532-3232


                      ENZO BIOCHEM ANNOUNCES THIRD QUARTER
                        AND NINE MONTHS OPERATING RESULTS
                               ------------------

                  Board of Directors Declares 5% Stock Dividend
                                 ---------------

FARMINGDALE, NY, June 16, 2003 - Enzo Biochem, Inc. (NYSE:ENZ), a leading biotechnology company specializing in gene identification and genetic and immune regulation technologies for diagnostic and therapeutic applications, today reported operating results for the third quarter and nine months ended April 30, 2003.

         The Company also reported that its Board of Directors has declared a 5% stock dividend payable July 14, 2003, to shareholders of record of June 30, 2003. Enzo said that the stock dividend was an expression of the Company's confidence in its activities.

Operating Results

         For the third fiscal quarter ended April 30, 2003, total operating revenues amounted to $11.6 million, compared with $15.0 million in the corresponding year-earlier period. Net income amounted to $1.2 million, or $0.04 per share fully diluted, compared with $2.6 million, or $0.08 per share fully diluted, a year ago. The per share figures are adjusted for the newly declared stock dividend.

         Total operating expenses declined to $10.0 million, from approximately $11.0 million in the corresponding year ago period, reflecting, among other things, a reduced provision for uncollectible accounts receivable and lower R&D expenditures during the quarter. General and administrative expenses decreased to $2.3 million, as compared to $3.2 million a year ago, and as a percentage of operating revenues declined to 20%. G&A costs primarily resulted from reduced legal expenses.

         Fiscal nine-month operating revenues increased to $42.1 million, from $40.2 million in the corresponding year-ago period. Total operating expenses for the year to date were $32.7 million, compared with $32.6 million. Net income for the nine months increased to $6.4 million, or $0.21 per share fully diluted, compared with $5.2 million, or $0.17 per share fully diluted in the corresponding year-earlier period. The per share figures are adjusted for the declared stock dividend.

         On April 30, 2003, working capital amounted to $99.7 million. Cash and equivalents totaled $79.1 million, approximately $12.0 million greater than at the end of fiscal 2002. There is no debt.

         "The decline in results for the three months resulted from reduced orders of research products from Life Sciences distributors," said Barry Weiner, Enzo's president. "Despite lower revenue for the quarter, net income for the nine months is up nearly 23% over the prior year. Cash flow from operations


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Enzo Biochem, Inc. - Page 2

was $3.6 million in this quarter and $12.9 million for the nine months. As we have indicated previously, there can be no assurances that, due to general economic conditions and variations in ordering patterns, the level of revenue for various periods will remain the same. We are pleased that Enzo Clinical Labs continued to post increased revenues, profits and margins and, with a number of new life science products about to be introduced and four therapeutic products in the process of clinical evaluation, we remain very encouraged regarding the overall outlook of the Company."

Enzo Life Sciences

         Revenues at Enzo Life Sciences in the third quarter amounted to $4.2 million, compared with $8.2 million a year ago. Operating profits for the three months decreased to $1.6 million versus $5.2 million. For the nine months revenues increased to $20.6 million from $18.3 million. Operating profits for the nine months for the Division increased to $11.3 million from $10.4 million. Enzo Life Sciences has completed development and expects early this summer to release additions to its GeneBeam(TM) cDNA Labeling Kits for microarray analysis of gene expression. These kits meet the needs of researchers by delivering strong, clear signals with negligible background "noise." Such features are essential for array scanning and data analysis. These GeneBeam(TM) Labeling Kits utilize Enzo's proprietary cyanine dye nucleotides and are designed to be used in a straightforward, ready-to-use format. This fall the Company anticipates the introduction of a novel amplification system for genetic analysis that will be marketed to pharmaceutical and academic researchers. It would facilitate the use of minute genetic material with a high degree of integrity, which is not currently available. A patent application is pending on this product.


Enzo Clinical Labs

         At Enzo Clinical Labs, fiscal third quarter revenues increased to $7.5 million, compared with $6.8 million in the corresponding year-ago period. Results benefited from expanded marketing and higher priced esoteric diagnostic tests. Operating profits for the quarter increased to $850,000 from $36,000. For the nine months, revenues were $21.5 million as compared to $21.9 million a year ago, and operating profits increased to $2.4 million as compared to a loss of $0.4 million a year ago. Enzo Labs recently acquired exclusive rights in the metropolitan New York area for a new test, AspirinWorksTM, which detects aspirin resistance by measuring an individual's response to aspirin dosage. While millions of Americans are prescribed a daily dosage of aspirin as a preventative measure against heart attack, recent reports indicate that as many as 25% of these individuals may be resistant to aspirin, which could mean they are non-responsive to aspirin's benefits or that the dosage they are receiving is not effective. Enzo Clinical Labs also has in Beta testing a suite of physician connectivity products that is expected to vastly increase the flexibility with which physician clients will be able to place laboratory orders and receive results. The proprietary applications will run on either a local computer on the physician's internal network or as a web-based application. The program, EnzoDirect(TM) Physicians' Connectivity Solution, is expected to be on line in July. In addition, the laboratory was awarded an Accreditation with Distinction from the College of American Pathology for the level of "excellence of the services provided."

Enzo Therapeutics

         Enzo Therapeutics, as announced previously, has initiated a Phase II randomized double blind clinical trial of the Company's proprietary study drug for managing Crohn's Disease. The highly favorable results of the Phase I trial of this treatment were presented at a digestive disease conference in Florida and indicated that, all 10 subjects showed a clinical response, with seven achieving clinical remission, during the course of the trial. No treatment-related adverse effects were noted in any of the subjects. Also underway is planning for the initiation of a double-blind multi-nation Phase II clinical trial of EHT899, the Company's medicine for hepatitis B virus-associated chronic hepatitis. Enzo is


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Enzo Biochem, Inc. - Page 3


completing a program to begin manufacture of EHT899 for the trial. Plans are also proceeding for further studies of ECH18, a formulation to manage hepatitis C virus-associated hepatitis.

The Phase I study of Enzo's StealthVector(R) HGTV43 gene medicine for HIV-1 infection is now in the safety follow-up phase and the Company is looking to proceed with a multi-site Phase I/II trial.

About Enzo

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis, with approximately 200 patents worldwide, are sold to the life sciences market throughout the world. The Company's therapeutic division is conducting clinical trials of its proprietary gene medicine for HIV-1 infection and clinical trials of its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. For more information visit our website www.enzo.com.

         Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

         A conference call conducted by Enzo Biochem, Inc. management will take place on Monday, June 16, 2003 at 8:30 A.M. (ET). It can be accessed by dialing 1- 877-691-0877. International callers can dial 1-973-582-2741. You may also listen over the Internet at www.vcall.com. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through midnight June 29, 2003, shortly following the live call. For replay, dial 1-877-519-4471 (1-973-341-3080 internationally). You will be prompted for PIN number 3986007.


                                - Table Follows -

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Enzo Biochem, Inc. - Page 4


                               ENZO BIOCHEM, INC.
                      SELECTED STATEMENT OF OPERATIONS DATA

                                                    Nine Months Ended                    Three Months Ended
                                                        April 30,                             April 30,
                                                2003                2002                 2003              2002
                                                       (Unaudited)                           (Unaudited)
                                           (in thousands except per share data)    (in thousands except per share data)

Operating revenues                                   $42,108             $40,234          $11,640           $15,021

Income before provision for income taxes
                                                     $10,439              $8,741           $2,022            $4,291

Provision for income taxes                           ($4,072)            ($3,543)           ($789)          ($1,740)
                                                     -------             -------          -------           -------

Net income                                            $6,367              $5,198           $1,233            $2,551
                                                     =======             =======          =======           =======
Net income per common
share Basic                                            $0.21               $0.17            $0.04             $0.09

Net income per common
share Diluted                                          $0.21               $0.17            $0.04             $0.08

Common Share - Basic                                  29,888              29,864           29,889            29,870

Common Share - Diluted                                30,467              30,850           30,409            30,858

                               ENZO BIOCHEM, INC.
                           SELECTED BALANCE SHEET DATA

                                           April 30, 2003         July 31, 2002
                                           (in thousands)         (in thousands)
                                            (Unaudited)
(Audited)

     Cash and cash equivalents                 $ 79,116               $ 67,135
     ,
     Working capital                           $ 99,677               $ 92,967

     Stockholders' equity                      $111,123               $104,733

     Total Assets                              $116,661               $109,291


                                   * * * * * *